                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE:  1~
NUMBER OF COMBINET SHARES:  2~
GRANT DATE:  3~
ORIGINAL EXERCISE PRICE:  $4~

                 OPTION ASSUMPTION AGREEMENT issued as of the 29th day of September 1995 by Cisco Systems, Inc., a Delaware corporation ("Cisco").

                 WHEREAS, the undersigned Optionee is the holder of one or more outstanding options to purchase shares of the common stock of Combinet, Inc., a California corporation ("Combinet"), which were granted to Optionee pursuant to the Combinet Incentive and Nonqualified Stock Option Plan (the "Option Plan"), and Optionee and Combinet have, in order to evidence each such option, entered into either a formal Incentive Stock Option Agreement or a Nonqualified Stock Option Agreement (hereinafter, an "Option Agreement").

                 WHEREAS, Combinet has this day been acquired by Cisco through merger of Mathilda Acquisition Corporation, a wholly-owned Cisco subsidiary, with Combinet (the "Merger") pursuant to the Agreement and Plan of Merger dated August 9, 1995 (the "Merger Agreement").

                 WHEREAS, the provisions of the Merger Agreement require Cisco to assume the obligations of Combinet under the options outstanding under the Option Plan at the time of the Merger and to issue an agreement evidencing the assumption of each such option (the "Assumption Agreement").

                 WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Rate") in effect for the Merger is 0.1380976 shares of Cisco common stock ("Cisco Stock") for each outstanding share of Combinet common stock ("Combinet Stock").

                 WHEREAS, this Agreement is to be effective immediately upon the consummation of the Merger (the "Effective Time") and shall reflect certain adjustments to Optionee's outstanding options under the Option Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

                 NOW, THEREFORE, it is hereby agreed as follows:

                 1. The number of shares of Combinet Stock subject to the stock options held by Optionee under the Option Plan immediately prior to the Effective Time (the "Combinet Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Combinet under each of the Combinet Options and hereby agrees to issue up to the number of shares of Cisco Stock indicated below for each such assumed option upon (i) exercise of that option in accordance with the provisions of the Option Agreement applicable thereto (as supplemented hereby) and (ii) payment of the adjusted exercise price per share set forth below.

                    COMBINET                                                        CISCO
                 STOCK OPTIONS                                                 ASSUMED OPTIONS
                 -------------                                                 ---------------

   # of Shares                                                      # of Shares                 Adjusted
   Common Stock                  Exercise                          Common Stock                 Exercise
     Combinet                   Price/Share                            Cisco                   Price/Share
     --------                   -----------                            -----                   -----------
        2~                          $4~                                6~                          $7~


                 2. The number of shares of Cisco Stock purchasable under each Combinet Option hereby assumed and the exercise price payable thereunder reflect the Exchange Rate at which shares of Combinet Stock were converted into shares of Cisco Stock in consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each assumed Combinet Option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Combinet Stock subject to the Combinet Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per-share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Combinet Option immediately prior to the Merger.

                 3. The following provisions shall govern each Combinet Option hereby assumed by Cisco:

                 - Unless the context otherwise requires, all references to the "Company" in each Option Agreement shall mean Cisco, all references to "Common Stock" or "Optioned Shares" shall mean shares of Cisco Stock, all references to "Board" or "Administrator" shall mean the Compensation Committee of the Cisco Board of Directors.

                                       2.

                 - The grant date and the expiration date of each assumed Combinet Option and all other provisions which govern the termination of each such assumed Combinet Option shall remain the same as set forth in the Option Agreement applicable to such option and shall accordingly govern and control the Optionee's rights under this Assumption Agreement to purchase Cisco Stock.

                 - Each assumed Combinet Option shall remain exercisable in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cisco Stock subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no acceleration of exercisability or vesting of the Combinet Options shall be deemed to occur by reason of the Merger, and the vesting and exercise dates under each applicable Option Agreement shall remain the same.

                 - The adjusted exercise price payable for the Cisco Stock subject to each assumed Combinet Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option and the provisions of the Option Plan incorporated by reference into that Option Agreement. For purposes of determining the applicable holding period for any shares of Cisco Stock delivered in payment of the exercise price of each assumed Combinet Option, the period for which such shares were held as Combinet Stock prior to the Merger shall be taken into account.

                 - In order to exercise each assumed Combinet Option, the Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                  Cisco Systems, Inc.
                                  170 West Tasman Drive
                                  San Jose, CA 95134
                                  Attention:  Option Plan Administrator

                 - For purposes of applying the termination of employment provisions of the Option Agreement, the Optionee shall be deemed to continue in employment and remain an employee for so long as the Optionee remains employed by Cisco or any present or future parent or subsidiary of Cisco, including (without limitation) Combinet.

                 4. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.

                                       3.

                 IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 29th day of September, 1995.

                                        CISCO SYSTEMS, INC.

                                        By:______________________________

                                        Title:___________________________



                                 ACKNOWLEDGMENT

                 The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Combinet Options hereby assumed by Cisco Systems, Inc. are as set forth in the Option Agreement, the Option Plan and such Stock Option Assumption Agreement.

                                        _________________________________
                                        1~, OPTIONEE


DATED:  __________________, 1995


                                       4.